                                                   RE: NN, Inc.
                                                   2000 Waters Edge Drive
                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                     AT FINANCIAL RELATIONS BOARD
--------------                                     ----------------------------
Will Kelly                                         Alison Ziegler    Susan Garland
Treasurer & Manager of Investor Relations      (General info)    (Analyst info)
(423) 743-9151                                     212-445-8432      212-445-8458

FOR IMMEDIATE RELEASE
February 26, 2004

       NN, INC. REPORTS REVENUE GAINS OF 36.8% AND 31.4%, RESPECTIVELY FOR
                     THE FOURTH QUARTER AND FULL YEAR 2003

       Net Income Rises 93.1% in the Fourth Quarter and 31.2% for the Year

Johnson City, Tenn., February 26, 2004 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2003.
Results include the operations of NN Netherlands (Veenendaal) a component manufacturing operation in Veenendaal, The Netherlands since its acquisition from the SKF Group (SKF) on May 2, 2003. Additionally, net income includes 100%
ownership interest in NN Euroball (Euroball) since the purchase of SKF's 23%
minority interest on May 2, 2003.

Net sales for the fourth quarter of 2003 were $67.0 million, up 36.8% from $49.0 million for the same period of 2002. Net income for the fourth quarter of 2003 totaled $2.7 million, or $0.16 per diluted share, up 93.1%, compared to $1.4 million, or $0.09 per diluted share, for the fourth quarter of 2002. Results for the fourth quarter of 2003 include legal and accounting charges of approximately
$0.1 million associated with the previously announced restatement of certain transactions related to the formation of NN Euroball ApS on July 31, 2000 and the subsequent purchases of the minority interests held by INA/FAG and SKF on
December 20, 2002 and May 2, 2003 respectively. Results for 2002 and 2003 reflect these restatements. While the restatement had no material effect on the
Company's reported net sales, gross profit, income from operations or cash flows for the fourth quarter of 2002, it had the effect of reducing net income by $5.9 million, or $0.38 per diluted share, the amount of the previously reported net gain on the purchase of the minority interest.

Net sales for the full year 2003 were $253.5 million, up 31.4% compared to
$192.9 million for 2002. Net income for 2003 totaled $10.2 million, or $0.62 per diluted share, up 31.2% compared to $7.8 million, or $0.49 per diluted share, for 2002. Diluted earnings per share of $0.62 for 2003 includes an after-tax impairment charge of $1.7

million, or $0.10 per diluted share related to the closing of NN's plastic production facility, NN Arte; an after-tax charge of $0.1 million, or $0.01 per diluted share, relating to accounting and legal charges for the aforementioned restatement; an after-tax charge of $0.3 million, or $0.02 per diluted share, relating to the write-off of unamortized loan costs associated with the refinancing of the former credit facility; and a non-cash, after-tax charge of
$0.2 million or $0.01 per diluted share, for compensation charges associated with a portion of employee stock options accounted for under the variable accounting method. Adjusting for these items, adjusted net income for 2003 was
$12.5 million and adjusted diluted earnings per share were $0.76 per share.

David L. Dyckman, Chief Financial Officer, commented, "This is the seventh consecutive quarter that we have experienced improvement in revenues and earnings over the same quarter in the previous year. Revenue growth of $18.0 million or 36.8% over the fourth quarter of 2002 was attributable to $13.3 million in revenue contribution from the recently acquired Veenendaal operation and approximately $4.8 million in favorable currency fluctuations. Looking at earnings, the accretion from Veenendaal and our purchase of INA/FAG's remaining
23% and SKF Group's remaining 23% ownership in Euroball contributed $0.05 to diluted earnings per share for the quarter.

"As a percentage of net sales, cost of goods sold was 78.9% in the fourth quarter of 2003 versus 75.4% in fourth quarter of 2002 and 77.8% in the third quarter of 2003. For the full year 2003 and 2002, cost of goods sold as a percentage of sales was 77.2% and 74.8% respectively. In both comparisons, the majority of the change resulted from the consolidation of our recently acquired
Veenendaal facility and modest material price inflation in both our Euroball and domestic Ball and Roller operations.

"Selling, general and administrative expenses for the fourth quarter of 2003 increased to 9.0% as a percentage of net sales compared to 7.8% for the same period in 2002. Cost increases associated with the Company's implementation of its new cost and quality initiative, which has some front-loaded cost elements, and the previously mentioned restatement contributed to the increase. For the year, selling, general and administrative expenses as a percent of sales were
8.6% as compared to 8.9% in 2002.

"In 2003, we continued to generate substantial cash flow and reduce our net debt. Excluding amounts borrowed for the Veenendaal acquisition, the purchase of the remaining 23% interest of SKF's ownership of Euroball and the Slovakian acquisition, as well as funding the initial working capital requirements for these acquisitions, we reduced debt for the year by approximately $9.0 million."

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "We are pleased to report solid results for the quarter and full year. During the year we made several strategic acquisitions that further strengthened our Company. In May we announced the acquisition of SKF's tapered roller and metal cage manufacturing operation in Veenendaal, The Netherlands. Also in May we announced the purchase of the remaining SKF minority interest in Euroball. It is important to note both of these transactions were immediately accretive to our earnings. Additionally, in October of this year we announced that we had entered into an asset purchase agreement with KLF - Gulickaren

to acquire the assets of their precision ball operation based in Kysucke Nove
Mesto, Slovakia. These assets are being utilized to form a new manufacturing facility in Slovakia that will better allow us to serve our worldwide bearing customers, many of which have operations in Eastern Europe. We anticipate this facility to be producing product late in the second quarter of 2004.
Additionally, as we previously announced, we named a new Managing Director for
NN Asia. This position will have management responsibility for the execution of our business strategy that will incorporate an integrated sales, marketing and manufacturing plan to better serve our bearing customers in this vitally important region of the world.

"We announced in the third quarter of this year the beginning of the implementation of a company wide cost and quality improvement program that integrates the principles of Lean Enterprise, Six Sigma and Total Productive
Maintenance. The new initiative, entitled "Level 3", will provide our employees with the tools necessary to excel in an ever increasing competitive global market place and will allow us to continually to improve upon our position as a low cost, high quality bearing component manufacturing company.

Anticipated 2004 Results

Mr. Baty, concluded, "Looking forward into 2004 we face a year filled with both challenges and opportunities. While we are continuing to forecast sales to the auto sector to remain fairly flat, there is improvement in the industrial markets we serve. Considering the addition of our Veenendaal operation for the full year, the expected volume increases due to improving global demand, and the favorable impact of currency exchange rates, we expect 2004 revenues to be approximately $295 million. We expect revenue in the first quarter of 2004 to approximate $77 million with resulting earnings in the range of $0.19 to $0.21 per diluted share.

"With regard to full year earnings, we will benefit from planned cost reductions and volume increases as well as the accretion from the full year ownership of
Veenendaal and the buyout of the remaining 23% interest of SKF's ownership of
Euroball. We expect these improvements will add approximately $0.22 per diluted share to our adjusted 2003 full year earnings from operations of $0.76 per diluted share. However, negatively impacting our earnings will be recent dramatic price increases of steel ($0.12 per diluted share), increases in costs associated with Sarbanes Oxley compliance ($0.02 per diluted share) and start up costs in Slovakia and China ($0.04 per diluted share). Additionally, the Company continues to explore ways to manage its interest rate exposure in light of the impact of current and future interest rates, consequently, costs in connection with the Company's financing needs could impact earnings ($0.04 per diluted share). The expected negative impact of these factors total $0.22 per diluted share for the upcoming year.

"Based upon current contracts with our customers, we anticipate passing along approximately 85% of the total 2004 raw material increases we incur. However, the vast majority of this pass through will occur beginning in 2005.
Accordingly, we anticipate

the resulting delay in pass through for the majority of these increases will negatively impact our 2004 earnings by the above indicated $0.12 per diluted share.

"While we must manage through the impact of the significant cost increases discussed above, the start up costs in Slovakia and China represent actions that will strengthen the long-term competitiveness of NN.

"It should be noted that our current estimates regarding raw material prices for the full year are subject to price volatility and can change on a quarterly basis throughout 2004. For this reason, we believe providing absolute earnings guidance is very difficult given the current inflationary environment associated with steel. Having said that and assuming no further price inflation occurs beyond our current assumptions, the resulting earnings for 2004 would approximate $0.76 to $0.78 per diluted share. In the absence of the unexpected raw material increases, earnings estimates for the year would have been in the range of $0.88 per diluted share, a 17% increase over adjusted 2003 levels.

"We also expect 2004 capital expenditures of approximately $13 to $15 million, which includes fully funding the start up of our Slovakian and Chinese ventures.
We are targeting further debt reduction of $10 to $12 million for the year, as well as maintaining our current dividend rate at $0.32 per share annually."

Reconciliation of Non-GAAP Measurements of Adjusted Net Income and Diluted
Earnings Per Share to GAAP Results

In accordance with generally accepted accounting principles ("GAAP"), reported net income and diluted earnings per share for the year ended 2003 include the after-tax effect of: the expenses associated with the Company's amended and restated 2002 Form 10-K and March 31, 2003 and June 30, 2003 Form 10-Q's;
impairment charges and gain on the sale of assets related to the closing of NN
Arte; the write-off of unamortized loan costs of the former credit facility; and
the non-cash compensation charges associated with a portion of employee stock options. The Company has also provided non-GAAP measurements of net income and diluted earnings per share which exclude these items. The Company's management believes that by adjusting reported net income and diluted earnings per share to exclude the effects of these items, the resulting earnings better represent the operating results of the Company. The Company's management uses adjusted earnings to evaluate operating performance of consolidated business units from one period to another. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. The reconciliation of adjusted net income and diluted earnings per share is provided below:

                                                             Year
                                                            Ended
                                                      December 31, 2003
                                                   Net Income       Diluted
                                                   (Millions)         EPS
                                                  -------------   -------------

As Reported                                              $10.2          $0.62
Add:
   Restatement Charges                                     0.1           0.01
   Restructuring and Impairment Charges                    1.7           0.10
   Write-off of Unamortized Loan Costs                     0.3           0.02
   Non-cash Compensation Charges                           0.2           0.01
                                                    -----------      ---------
Adjusted                                                 $12.5          $0.76
                                                    ===========      =========

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $253 million in 2003.

The comments by Mr. Baty under the heading "Anticipated 2004 Results" are forward looking statements made pursuant to the safe harbor provisions of the
Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and
Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K/A for the fiscal year ended December 31, 2002.

                            (Financial Tables Follow)

                                    NN, Inc.
                         Condensed Statements of Income
                    (In Thousands, except per share amounts)
                                   (Unaudited)

                                                  Three Months Ended       Twelve Months Ended
                                                     December 31,              December 31,
                                                   2003         2002       2003         2002
                                                              Restated                Restated
                                                ---------    ---------   ---------    ---------
Net sales                                       $  67,046    $  49,019   $ 253,462    $ 192,856
Cost of goods sold (exclusive of depreciation
   shown separately below)                         52,891       36,973     195,650      144,274
Selling, general and administrative                 6,050        3,822      21,700       17,134
Depreciation and amortization                       3,633        2,769      13,836       11,212
Restructuring and impairment costs                   --          1,199       2,498        1,277
                                                ---------    ---------   ---------    ---------

Income from operations                              4,472        4,256      19,778       18,959

Interest expense, net                               1,022          574       3,247        2,451
Other (income) expense                               (319)          29         (48)        (487)
                                                ---------    ---------   ---------    ---------

Income before provision for income taxes            3,769        3,653      16,579       16,995

Provision for income taxes                          1,096        1,500       5,726        6,457

Minority interest in consolidated subsidiary         --            769         675        2,778
                                                ---------    ---------   ---------    ---------
Net income                                      $   2,673    $   1,384   $  10,178    $   7,760
                                                =========    =========   =========    =========

Diluted income per common share                 $    0.16    $    0.09   $    0.62    $    0.49
                                                =========    =========   =========    =========

Weighted average diluted shares                    17,181       15,648      16,379       15,714

                                    NN, Inc.
                            Condensed Balance Sheets
                                 (In Thousands)
                                   (Unaudited)

                                                                                    December 31,
                                                              December 31,              2002
                                                                  2003                Restated
                                                             ---------------- --- ------------------
Assets
Current Assets:
Cash                                                               $  4,978             $  5,144
Accounts receivable, net                                             40,864               28,965
Inventories, net                                                     36,278               23,402
Other current assets                                                  6,814                3,901
                                                                ------------         ------------

   Total current assets                                              88,934               61,412

Property, plant and equipment, net                                  128,996               88,199
Assets held for sale                                                  1,805                2,214
Goodwill, net                                                        42,893               39,374
Other assets                                                          4,304                4,016
                                                                ------------         ------------
   Total assets                                                   $ 266,932            $ 195,215
                                                                ============         ============

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                                    $32,867              $23,020
Accrued salaries and wages                                           12,032                6,354
Income taxes payable                                                     --                  620
Short-term note                                                       2,000                   --
Short-term portion of long-term notes payable                        12,725                7,000
Other liabilities                                                     5,169                3,240
                                                                ------------         ------------
   Total current liabilities                                         64,793               40,234

Deferred income taxes                                                13,949                9,334
Long-term notes payable                                              69,752               46,135
Other                                                                11,970                9,319
                                                                ------------         ------------
Total liabilities                                                   160,464              105,022
Minority interest in consolidated subsidiaries                           --               12,285
                                                                ------------         ------------
Total stockholders' equity                                          106,468               77,908
                                                                ------------         ------------
Total liabilities and stockholders' equity                        $ 266,932            $ 195,215
                                                                ============         ============

                                       ###